Exhibit 99.1

Contacts:	Tran Nguyen / CFO Somaxon Pharmaceuticals, Inc. (858) 876-6500

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
SECOND QUARTER 2010 FINANCIAL RESULTS
Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);
Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — August 11, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the second quarter ended June 30, 2010.
“Since the beginning of the second quarter of 2010, we have made significant progress in preparing for the commercial launch of Silenor® in the U.S. insomnia market,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “With the establishment of our commercial team focused on specialists and high-prescribing primary care physicians and the manufacture of our launch quantities of product soon to be completed, we are on track to meet our stated goal of a late September launch. In addition, we continue to engage in discussions with third parties relating to the commercialization of Silenor.”
Recent Highlights
Since the beginning of the second quarter of 2010, Somaxon has accomplished a number of objectives:
•	Completed the hiring of its internal staff to support the planned commercial launch of Silenor® in late September.
•	Completed the hiring of its internal sales management team, including the hiring of Somaxon’s Vice President of Sales and 10 field-based regional sales managers.
•	Entered into an agreement with Publicis Touchpoint Solutions, Inc., pursuant to which Publicis will provide Somaxon with 110 specialty sales representatives on a contract basis that will exclusively promote Silenor® under the management of Somaxon’s internal sales management team.
•	Established a co-pay assistance program to help make Silenor® widely available to people with sleep maintenance insomnia that may benefit from therapy.
•	Completed the Silenor® Brand Plan, which included conducting physician-focused market research with the approved Silenor® label, completing the core Silenor® marketing materials and submitting those materials for review to the U.S. Food and Drug Administration’s Division of Drug Marketing, Advertising and Communications (DDMAC).

•	Entered into an agreement with Integrated Commercialization Solutions, Inc. to provide third party logistics services relating to Silenor®, including warehousing, shipping, billing, accounts receivable, returns, rebates and chargeback management.
•	Manufactured launch quantities of trade and sample product which is expected to be ready to ship into the distribution channel this quarter.
•	Received notice of acceptance for publication of two peer-reviewed journal articles. The article entitled “Efficacy and Safety of Doxepin 1 mg and 3 mg in a 12-week Sleep Laboratory and Outpatient Trial of Elderly Subjects with Chronic Primary Insomnia,” which is currently available on-line at www.journalsleep.org, is expected to be published in the medical journal Sleep within the next two months. The other article, entitled “Efficacy and Safety of Doxepin 6 mg in a Model of Transient Insomnia,” is expected to be published in the medical journal Sleep Medicine within the next three months.
Second Quarter 2010 Financial Results

For the second quarter of 2010, net loss applicable to common stockholders was $5.7 million, or $0.16 per share, compared with a net loss applicable to common stockholders of $6.1 million, or $0.33 per share, for the second quarter of 2009.
As a development stage pharmaceutical company, Somaxon had no revenues during the second quarter of 2010.
Research and development expense was $0.8 million for the second quarter of 2010, compared with $1.5 million for the second quarter of 2009, reflecting a reduction in share-based compensation expense.
Selling, general and administrative (SG&A) expense was $4.9 million for the second quarter of 2010, compared with $4.6 million for the second quarter of 2009, reflecting an increase in spending associated with the planned commercial launch of Silenor®. The increased spending on market preparation activities during the second quarter of 2010 was mitigated by a reduction in severance costs and share-based compensation expense as compared to the second quarter of 2009.
For the second quarter of 2010, the company recognized a total of $1.3 million of share-based compensation expense, compared with a total of $3.0 million for the second quarter of 2009. Share-based compensation expense for the second quarter of 2009 included the additional cost of the company’s one-time stock option exchange program that was completed in June 2009 and the impact of accelerated option vesting arrangements under severance-related agreements.
At June 30, 2010, Somaxon had cash and cash equivalents totaling $54.5 million, compared to $5.2 million at December 31, 2009.
Financial Guidance for the Second Half of 2010
For the second half of 2010, total operating expense is expected to approximate $28.0 to $32.0 million, including non-cash, share-based compensation expense. Share-based compensation expense is expected to approximate $3.0 to $4.0 million. The projected increase compared to the second half of 2009 primarily relates to expected increases in SG&A expense to support commercial operations.
Actual financial results for the second half of 2010 could vary based upon many factors, including but not limited to the rate of growth of Silenor® sales and the actual cost of commercial activities.

Conference Call Information and Forward-Looking Statements
On Wednesday, August 11, 2010, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the second quarter ended June 30, 2010. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-6009 (domestic) or (480) 629-9770 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4330018.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercialization plans for Silenor®, the company’s financial status and performance and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and of late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin) has been approved by the FDA for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential commercialization of Silenor, the timing of manufacture of the launch quantities of Silenor, and Somaxon’s operating expense guidance are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s reliance on a third party, Publicis, for critical aspects of the commercial sales process for Silenor; the performance of Publicis and its adherence to the terms of the contract; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Silenor; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully launch commercial sales or meet anticipated market demand; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital to fund its operations, and to meet its obligations to parties under financing agreements, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
# # #
FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Operating expenses
License fees	$—	$(3)	$—	$(999)
Research and development	814	1,503	1,927	2,991
Selling, general and administrative	4,902	4,639	7,954	8,454

Total operating expenses	5,716	6,139	9,881	10,446

Loss from operations	(5,716)	(6,139)	(9,881)	(10,446)
Interest and other income	7	2	8	24
Interest and other (expense)	(12)	—	(13)	(259)

Net loss	$(5,721)	$(6,137)	$(9,886)	$(10,681)

Basic and diluted net loss per share	$(0.16)	$(0.33)	$(0.33)	$(0.58)
Shares used to calculate net loss per share	34,890	18,331	30,268	18,314

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$54,464	$5,165
Inventory	531	—
Other current assets	753	409

Total current assets	55,748	5,574
Property and equipment, net	775	777
Intangibles	1,000	—
Other assets	60	60

Total assets	$57,583	$6,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,869	$355
Accrued liabilities	915	1,815

Total current liabilities	2,784	2,170

Total stockholders’ equity	54,799	4,241

Total liabilities and stockholders’ equity	$57,583	$6,411